Exhibit 10.6
CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by Qualstar Corporation (the “Company”) and William J. Gervais (“Mr. Gervais” or the “Consultant”) as of June 22, 2012.

WHEREAS, Mr. Gervais co-founded the Company, has served as its President and a director since 1984 and as Chief Executive Officer since 2000, and has extensive knowledge about the Company’s products, customers and operations.  Mr. Gervais resigned as an officer, director and employee of the Company, effective as of June 15, 2012;

WHEREAS, the Company’s Board of Directors has appointed Mr. Lawrence D. Firestone as Chief Executive Officer and President to succeed Mr. Gervais; and

WHEREAS, the Company desires to engage Mr. Gervais as a consultant following his retirement to provide advice and assistance to the Board, Mr. Firestone and other officers in order to provide a smooth transition in the management and operations of the Company, and Mr. Gervais is willing to provide such services for the Company, as more particularly described herein.

NOW, THEREFORE, the parties agree as follows:

1.           Services to Be Performed.  Consultant will consult with Company management regarding the Company’s products, operations and other matters as may be requested from time to time by the Board of Directors or Mr. Lawrence D. Firestone, in his capacity as the Company’s new CEO (the “Services”).  The Consultant agrees to use best efforts in the performance of the Services under this Agreement.  The Consultant shall cooperate with the Company’s personnel and shall observe all Company rules, including specifically those relating to discrimination and harassment, security and confidentiality.  Notwithstanding the foregoing, Consultant will have a choice whether or not to take on any consulting assignments requested of him.

2.           Term.  This Agreement will have a term commencing as of June 18, 2012 through June 30, 2014 (the “Term”).  Notwithstanding the foregoing, the Company has no obligation to provide any minimum amount of work during the Term.

3.           Independent Contractor Status.  It is the express intention of the parties hereto that the Consultant is and at all times during the Term of this Agreement shall remain an independent contractor and not an employee, agent, joint venturer or partner of the Company for any purposes whatsoever.

(a)           Performance of Services.  Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the Services.  In performing the Services, the amount of time devoted by Consultant on any given day will be entirely within Consultant’s control, and the Company will rely on Consultant to put in the necessary number of hours as are necessary to fulfill the requirements of the Agreement.  Consultant is not required to submit reports to the Company nor to attend regular meetings at the Company.

(b)           Final Results.  In the performance of the Services, Consultant has the authority to control and direct the performance of the details of the Services, the Company being interested only in the results obtained.  However, the Services contemplated herein must meet the Company’s standards and approval.

(c)           Non-Exclusivity.  Consultant retains the right to contract with other companies or entities for consulting services.  Likewise, the Company retains a reciprocal right to contract with other companies and/or individuals for consulting services without restriction.  Notwithstanding the foregoing, Consultant shall not engage in any activities, whether for compensation or otherwise, that would constitute a direct conflict of interest with his duties for Company.

(d)           Taxes – Form 1099.  Since Consultant will be an independent contractor during the Term, all compensation under this Agreement shall be paid to Consultant without the Company withholding any payroll taxes or deductions and shall be reported by the Company on Form 1099.

(e)           No Employment Benefits.  With respect to the Services performed pursuant to this Agreement, Consultant shall not be entitled to any employment benefits made available to employees from time to time.  Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance, social security taxes and state disability insurance and for maintaining adequate workers’ compensation insurance coverage to the extent legally required.

4.           Compensation.  For the full and proper performance of this Agreement, the Company agrees to compensate Consultant at the rate of $1,000 per full day of service, subject to the time limitations set forth below.

(a)          Year One.  The maximum number of days of service for which Consultant may be compensated in the first year of the Term shall not exceed 50 days per calendar quarter (or $50,000 per quarter).

(b)           Year Two.  The maximum number of days of service for which Consultant may be compensated in the second year of the Term shall not exceed  25 days per calendar quarter (or $25,000 per quarter).

5.           Expenses.  Consultant shall be reimbursed for all reasonable out-of-pocket expenses incurred by Consultant in the course of performing his services hereunder, upon the submission of an expense report in which adequate support is provided for the expenses to be reimbursed.

6.           No Authority to Bind.  Consultant shall have no power to obligate, commit or legally bind the Company in any manner whatsoever, and the Company shall have no liability to Consultant or to others for any acts or omissions of Consultant.

7.           Warranties.  Consultant will assume sole responsibility for his compliance with applicable federal and state laws and regulations, and shall rely exclusively upon his own determination, or that of its legal advisers, that the performance of services and the receipt of fees hereunder comply with such laws and regulations.

8.           Non-Assignability of Contract.  This Agreement is personal to Consultant and he shall not have the right to assign any of his rights or delegate any of his duties without the express written consent of the Company.

9.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of California.

10.         Severability.  In the event any provision of this Agreement shall be held invalid, the same shall not invalidate or otherwise affect in any respect any other term or terms of this Agreement, which term or terms shall remain in full force and effect.

11.         Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

12.         Non-Disclosure Agreement.  During his tenure as an employee of the Company, Mr. Gervais had entered into the Company’s standard form of Employee Proprietary Information and Inventions Agreement (the “Non-Disclosure Agreement”).  Mr. Gervais acknowledges and agrees that the Non-Disclosure Agreement will continue in effect and apply to the Services he performs under this Agreement.

13.         Complete Agreement.  This Agreement contains the entire understanding between the parties and supersedes, replaces and takes precedence over any prior or contemporaneous understanding or oral or written agreement between the parties respecting the subject matter of this Agreement.  There are no representations, agreements, arrangements, nor understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

14.         Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.

This Agreement is executed and entered into on the date set forth in the preamble of this Agreement.

Consultant	Qualstar Corporation

/S/ William J Gervais	By: /S/ Lawrence D. Firestone
William J. Gervais
Name: Lawrence D. Firestone

Title: Chief Executive Officer and President